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                                                                      EXHIBIT 99


CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.               CORPORATE CONTACT
533 South Fremont Avenue                                     Cary Brazeman
Los Angeles, CA 90071                                        CB Commercial
(213) 613-3123                                               (213) 613-3227
TRADED: NASDAQ:CBCG



FOR IMMEDIATE RELEASE
SEPTEMBER 2, 1997



                 CB COMMERCIAL SHAREHOLDERS APPROVE MERGER WITH
                           KOLL REAL ESTATE SERVICES

        COMBINED COMPANY IS A GLOBAL LEADER IN DELIVERING SINGLE-SOURCE COMMERCIAL REAL ESTATE SERVICES TO CORPORATE, INSTITUTIONAL CLIENTS


LOS ANGELES, CA (September 2, 1997) -- CB Commercial Real Estate Services Group, Inc. (NASDAQ:CBCG) today announced the closing of the Company's merger with Koll Real Estate Services (KRES) of Newport Beach, California. The combined company, operating under the CB Commercial name and based in Los Angeles, is a global leader in commercial real estate services, with market leadership positions in commercial property sales and leasing, property management, corporate advisory and facilities management services, mortgage banking, and capital markets and institutional realty advisory services.

Coincident with their approval of the merger, shareholders voted to expand CB Commercial's Board of Directors from 14 to 19, and to elect five new directors, four of whom were associated with Koll Real Estate Services: Bradford M. Freeman, a director of KRES and a founding partner of FS&Co.; Donald M. Koll, chairman, CEO and founder of the Koll Company; Ricardo Koenigsberger, a partner in Apollo Real Estate Advisors, a KRES investor; Ray Elizabeth Uttenhove, First Vice President, CB Commercial; and Ray Wirta, formerly CEO of KRES and now president, financial services, CB Commercial.

The merger did not include several other entities bearing the Koll name, including Koll Construction, Koll Real Estate Group or Koll Resorts International.

The Company also announced it closed on a $300 million, five-year revolving credit facility, initially priced at LIBOR plus 100 basis points, from Bank of America. The facility was used to refinance a majority of the Company's existing debt, as well as debt assumed in connection with the KRES merger. The Company currently has more than $100 million available for working capital and acquisitions.

                                     -more-
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CB Commercial News Release
September 2, 1997
Page 2


Commenting on the merger closing, CB Commercial Chairman and CEO James J. Didion said, "This is an exciting time for CB Commercial -- our clients, shareholders and employees. With our enhanced services portfolio and expanded market reach, we can now deliver even more powerful single-source real estate solutions to clients on a local and global basis."

"As a result of the merger, we'll also be able to leverage economies of scale, focus on further developing our corporate relationships, and be even better positioned for business opportunities arising from the increased outsourcing of real estate services by corporations and institutions. Most important, we're positioned to provide even higher levels of service to clients."

The Company said that virtually all merger integration planning is complete and that the combined entity should be able to "hit the ground running" with implementation after Labor Day.


MARKET STRENGTH OF THE COMBINED COMPANY

The "new" CB Commercial has 131 principal U.S. offices and 253 principal offices worldwide, including offices of strategic alliance partners and company-owned offices abroad. The Company has 6,400 employees, supported by 2,600 additional professionals internationally. The combined entity is America's leading brokerage services provider, having participated in over 26,000 sale and lease assignments last year for a range of corporate, institutional and other clients, and having completed more than $7 billion of investment property sales. Additionally, the Company is a leader in property and corporate facilities management, with a portfolio of approximately 280 million square feet. In the last 18 months, the Company has originated $5 billion of commercial mortgage loans. The Company's capital markets and institutional advisory businesses manage approximately $6 billion of real estate assets. The combined 1996 revenues of CB Commercial and Koll Real Estate Services were $698 million.

                                      ***

CB Commercial is America's leading and largest commercial real estate services firm and a global leader in business real estate services. With 6,400 employees and through global strategic alliances, the Company serves real estate users, owners and investors in over 200 cities in 35 countries. Services include commercial property sales and leasing, property management, corporate advisory and facilities management services, mortgage banking, realty advisory and investment management, capital markets, appraisal services and financial analysis, and market research. Founded in 1906, CB Commercial had 1996 revenues of $583 million.